Exhibit 99.1

Schedule 1

Transactions in ADSs past 60 days to 13 August 2026

Date	Nature of the Transaction	Reporting Person	Amount of Securities Purchased/Sold	Price
08/10/26	Sale	Richard Griffiths	2,792,826	$ 16.00
08/10/26	Sale	Richard Griffiths	100,000	$ 15.58
08/10/26	Sale	Richard Griffiths	50,000	$ 16.09
08/10/26	Sale	Richard Griffiths	3,500	$ 16.35
08/10/26	Sale	Richard Griffiths	800,000	$ 16.00
08/10/26	Sale	Richard Griffiths	382,000	$ 16.00
08/10/26	Sale	Richard Griffiths	470,820	$ 16.09
08/10/26	Sale	Richard Griffiths	605,174	$ 16.00
08/10/26	Sale	Richard Griffiths	120,000	$ 16.00
08/10/26	Sale	Richard Griffiths	60,000	$ 16.35
08/10/26	Sale	Richard Griffiths	100,000	$ 16.00